Exhibit 10.1

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement (the “Agreement”) is made effective as of December ___, 2018 (the “Effective Date”) by and between Cell Science LTD., a corporation organized under the laws of the Republic of Cyprus with its principal place of business at 25 Berengaria, 25 Spyrou Araouzou, 4th floor, 3036 Limassol Cyprus (“Licensor”), and Bakhu Holdings, Corp., a Nevada corporation with its principal place of business at 387 Corona St., Suite 555, Denver, CO 80218 (“Licensee”) (collectively, the “Parties”, or individually, a “Party”).

No binding agreement between the Parties will exist until the Agreement has been signed by both Parties. Unsigned drafts of the Agreement shall not be considered offers.

Preamble

Licensor owns or controls Licensed Subject Matter (defined below). Licensor, through Licensor, has determined that development and commercialization of the Licensed Subject Matter is in the best interests of Licensor based on the terms and conditions set forth herein. Licensor desires to have the Licensed Subject Matter developed and commercialized for the benefit of Licensee, the Inventors, Licensor and the public. Licensee desires to secure a license to practice the Licensed Subject Matter as set forth herein and to pay therefore the consideration set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

1.        Definitions

When capitalized, the following terms will have the following meanings:

“Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

“Field” means the (i) production and manufacturing of cannabis sativa and cannabinoids (collectively, “Cannabis”) and their byproducts for sale and use at retail or wholesale where permitted, including, without limitation, food additives, edibles, and hemp variations of the foregoing; (ii) Cannabis-related research, teaching and education for both medical and other purposes; and (iii) all medical uses and applications of Cannabis.

“Improvements” means shall mean any and all of the following to the extent made, licensed or acquired by Licensor during the term of this Agreement: (a) an improvement upon or modification to the inventions and discoveries disclosed or claimed in any of the Patents Rights, including any improved, redesigned or modified version of the Licensed Product or Licensed Service; (b) an improvement upon or modification to any of the Technology Rights, including without limitation changes to any of or additions to the production processes; or (c) the use, without substantial modification, of Licensed Product or Licensed Service to perform a function not initially intended for it.

“Inventors” (or singly, “Inventor”) means the individuals listed on Exhibit A.

“Licensed Process” means a method or process whose practice or use is covered by a Valid Claim and/or incorporates or uses Patent Rights or Technology Rights.

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“Licensed Product” means any product or component (a) the manufacture, use, sale, offer for sale or import of which is covered by a Valid Claim, and/or incorporates or uses any Patent Rights or Technology Rights, or (b) which is made using a Licensed Process.

“Licensed Service” means performance of a service using a Licensed Product, or the practice of a Licensed Process. For clarity, non-profit research and development of Licensed Products by Licensee, its Affiliates, or Sublicensees do not constitute a Licensed Service.

“Licensed Subject Matter” means Patent Rights and Technology Rights.

“Patent Rights” means the Licensor’s rights in: (a) the patents and patent applications listed in Exhibit A to this Agreement; (b) all non-provisional patent applications that claim priority to any of the provisional applications listed in Exhibit A provided that the claims of such non-provisional applications are entitled to claim priority to such provisional applications; (c) all divisionals, continuations and continuations-in-part of the non-provisional patent applications identified in (a) and (b), above provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above; (d) all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and (e) any patents that issue with respect to any of the patent applications listed in (a), (b) , (c) or (d), above.

“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patent Rights. U.S. Prosecution Counsel as of the Effective Date is identified in Exhibit A to this Agreement.

“Regulatory Approval” means the approval by the Regulatory Authority needed for a particular national jurisdiction to market, Sell and use a Licensed Product or Licensed Service in that national jurisdiction.

“Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale and use of a Licensed Product or Licensed Service in a particular national jurisdiction.

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products or Licensed Service for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products or Licensed Service will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any of the license rights granted to the Licensee under this Agreement.

“Sublicensee” means any entity to whom an express sublicense has been granted under the Patent Rights and/or Technology Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Service within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, shall not be deemed a Sublicensee. This definition does not limit Licensee’s rights to grant or authorize sublicenses under this Agreement.

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“Technology Rights” means Licensor’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created before the Effective Date by Inventors within the Field which are not covered by a Valid Claim but which are necessary for practicing inventions claimed in patents and/or patent applications listed in the definition of Patent Rights.” Without limitation, the Parties expressly agree that the definition of Technology Rights is to include all trade secrets developed by the investors and other parties under their direction.

“Territory” means any and all countries in the continent of North America, defined as the United States of America, Canada, Mexico, all countries in the Caribbean Sea and all other countries north of the Panama/Columbia boarder (including the entire nation of Panama).

“Valid Claim” means a claim of (a) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (b) a contemplated to be filed or a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

2.       License Grant

2.1	Grant

(a)       Licensor grants to Licensee an exclusive, fully-paid license under the Patent Rights and Technology Rights to manufacture, have manufactured, use, offer for Sale, Sell and/or import Licensed Products in the Field in the Territory, to perform Licensed Service in the Field in the Territory, and to utilized Licensed Processes in the Field in the Territory.

(b)       This grant is subject to (i) the payment by Licensee of all consideration required under this Agreement and (ii) rights retained by Licensor to:

(1)       Publish the scientific findings from research related to the Patent Rights;

(2)       Use the Licensed Subject Matter for (i) patient care and (ii) teaching, research, education, and other educationally-related purposes; and

(3)       Use the Licensed Subject matter in areas and fields other than the Territory and the Field.

2.2       Affiliates. Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by this Agreement to the same extent as Licensee. For the sake of clarity, any specific reference to “Licensee” in any provision of this Agreement shall include such Affiliate regardless of whether a specific reference to an “Affiliate” is made in such provision. Licensee shall deliver such Affiliate's written agreement to Licensor within thirty (30) days following execution.

2.3       Sublicensing. Licensee has the right to grant Sublicense Agreements under the Licensed Subject Matter consistent with the terms of this Agreement on terms and conditions determined by Licensee in its sole and absolute discretion, subject to the following:

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(a)       A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of this Agreement and shall agree that Licensor are third party beneficiaries of the Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Paragraph 7.5(a). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements consistent with this Agreement, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of this Agreement.

(b)       Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in this Agreement. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor and/or Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of this Agreement if such acts were performed by Licensee.

(c)       Licensee agrees that prior to executing and delivering any Sublicense Agreement, Licensee will provide a copy of the Sublicense Agreement to its Board of Directors for review and approval prior to finalizing.

2.4       Diligent Commercialization. Licensee by itself or through its Affiliates and Sublicensees will use reasonably diligent efforts to manufacture, have manufactured, use, offer for Sale, Sell and/or import Licensed Products and/or Licensed Service (as applicable) in the Field within the Territory. The efforts of an Affiliate or Sublicensee will be considered the efforts of Licensee for purposes of this Section 2.4.

2.5       Improvements. Any Improvements developed during the term of this Agreement by or on behalf of a Party shall be owned by the Party or Parties whose employee(s), contractee(s) or designee(s) would be deemed to be the inventor under U.S. patent laws. Any Improvements relating to the Licensed Product or Licensed Service made after the Effective Date relating to the Field by or on behalf of the Licensor shall be deemed to be included in the Patent Rights and in the Licensed Product and Licensed Service for all purposes under this Agreement. Without in any way limiting the foregoing, the Licensee shall have the same licenses rights as granted by Licensor in Section 2 of this Agreement to any such Improvements made by the Licensor, subject to the other terms and conditions of this Agreement. The Parties expressly agree that the foregoing shall apply to any trade secretes developed during the term of this Agreement, any Improvements resulting from any work performed by any inventor or their contractors in the U.S. on behalf of Licensee. Licensee agrees to not make or attempt to make any Improvements until after completion of the testing specified in Section 3(c) and Exhibit D related thereto. For Improvements developed by Licensee, Licensor can request rights to any Licensee-created and Licensee-owned Improvements but any use will require a separate, mutually agreed license agreement between the parties.

2.6       Option to Other Territories. Licensor grants to Licensee a right of first offer to acquire a similar license as set forth in this Agreement in the event Licensor solicits interests in, or a third party solicits Licensor for, licensing transactions of the Licensed Subject Matter or any portion thereof outside the Territory and the country of Australia (“New Territories”). Each time Licensor proposes to offer any license rights similar to the rights granted to Licensee under this Agreement (whether more expansive or less) for any New Territories, whether on its initiative or in response to a third party solicitation, Licensor shall first offer such rights (the “Offered Rights”) to Licensee in accordance with the following provisions:

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(a)        Licensor shall deliver written notice ("Notice") to Licensee stating (i) Licensor's bona fide intention to offer the Offered Rights, (ii) the terms and conditions of such Offered Rights in sufficient detail for Licensee to make an evaluation of the value and potential of the same, and (iii) the price and other non-grant terms, if any, upon which it proposes to offer such Offered Rights.

(b)        By written notification received by Licensor within thirty (30) days after the date of the Notice, Licensee may elect to obtain such Offered Rights on the terms and conditions specified in the Notice. Licensee is only required to match the terms and conditions in the Notice and not better or exceed them in any way.

(c)        If all Licensee elects not to acquire the Offered Rights, Licensor may, during the ninety (90) day period following the expiration of the period provided in subsection (b) hereof, offer the Offered Rights to any person or person upon terms no more favorable than those specified in the Notice. If Licensor does not enter into an agreement for the Offered Rights within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the rights of Licensee provided hereunder shall be deemed to be revived and such Offered Rights shall not be offered and no transaction regarding the same consummated unless first reoffered to Licensee accordance herewith.

(d)        With respect to third party solicitations of rights to New Territories, and with respect to any third party wish Licensor selects to offer the Offered Rights, the solicitation and the third party offer must be “bona fide,” and the following restrictions will apply: (i) the third party cannot be an parent, subsidiary or affiliate of Licensor or any entity controlled by or under common control with Licensor; (ii) all discussions and negotiations must be at arm’s length and not influenced by factors that would not normally exist between unrelated parties; (iii) must not provide for any payments, rebates, kick-backs or any other consideration to be paid other than that which is clearly stated in the Notice.

3.        Consideration

In consideration of rights granted to Licensee, Licensee will pay the following consideration:

(a)       Common Stock Issuance. As consideration for the license grant in Section 2 above, the Licensee agrees to issue to Licensor 210,000,000 shares of newly-issued shares of common stock of Licensee, par value $.0001 per share (the “Common Stock”), which Licensee represents and warrants constitutes seventy percent (70%) of the issued and outstanding shares of capital stock Licensee as of the Effective Date. The capital structure of Licensee is that there are 500 million shares of capital stock authorized for issuance, 450 million being designated Common Stock, and 50 million shares being designated Preferred Stock. There are no outstanding shares of Preferred Stock and no agreement to issue any Preferred Stock. The outstanding shares of Common Stock of Licensee not including the 210,000,000 shares referred to above are owned by The OZ Corporation or its Affiliates, 60,000,000 in total, with a small number of shares being held by Tom Emmitt, CEO, and a certain Robert L. Stevens, a person not Affiliated with the Parties (together representing less than 2% of the currently outstanding capital stock). The shares of Common Stock so issued will not have any special rights or privileges, such as dilution protection or special voting rights, except as expressly set forth in Section 3.1(b) below. The shares of Common Stock will be issued to Licensor pursuant to the terms of that certain Stock Purchase Agreement attached hereto as Exhibit B and incorporated herein and made a part hereof. The shares of Common Stock will be reserved for issuance by Licensee but not issued as aforesaid pending the completion of the lab testing to be performed pursuant to Section 3(c) below, the results from which must meet or exceed previously made representations of the Inventors and Licensor as to efficacy and costs and otherwise be reasonably acceptable to Licensee relative to its business and profit goals with respect to the Technology Rights. The Common Stock to be issued to Licensor will be issued subject to forfeiture or non-issuance in the event the lab testing referred to in Section 3(c) below does not meet or exceed the prior representations and warranties of Licensor as to efficacy, as set forth more fully in Exhibit D referenced in Section 3(c) below, such forfeiture to be proportional to the actual efficacy compared to the promised

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efficacy represented by Licensor. For illustration purposes only, should the lab testing show efficacy that is 50% of the promised efficacy, then Licensee will only be obligated to issue 50% of the shares of Preferred Stock provided for above. The Common Stock not subject to forfeiture will be issued as aforesaid upon completion of the testing in Section 3(c) and the calculation of the forfeiture amount, if any, thereafter.

(b)       Board Seats. Licensee agrees, and Licensor agrees to vote its shares of Preferred Stock so as cause or confirm, that the Board of Directors of Licensee shall consist of seven (7) members, with three directors to be designated by Inter-M Traders Ltd. or its Affiliates in its sole discretion, two directors to be designated by The OZ Corporation or its Affiliates in its sole discretion, and two directors to be designated by Mentone in its sole discretion, all pursuant to that certain Shareholders Agreement attached hereto as Exhibit C and incorporated herein and made a part hereof.

(c)       Lab Testing and Payment. In addition to 3.1(a) above, Licensee agrees to make a one-time payment of $3.5 million U.S. dollars upon completion of the following lab testing by Licensor or its licensor of the Patent Rights and Technology Rights. A successful completion of the specified lab testing is a condition precedent Licensor’s rights to such payment. The specifications and requirements for the lab testing is as described and set forth on Exhibit D attached to this Agreement and incorporated herein and made a part hereof. Upon the delivery and acceptance of the test results satisfactory to Licensee, and the provision of a certificate of Licensor as the accuracy and completeness of the test results provided, Licensee will send the payment via wire or check as instructed in writing by Licensor within ten (10) business days of the successful completion and certification. The Parties agree and acknowledge that a final Exhibit D will be provide at a later date after the Effective Date and after execution and delivery by the Parties, which Exhibit D must be mutually agreeable to the Parties, and the failure of the Parties to so mutually agree will give each Party the right to terminate this Agreement for all purposes and all respects, pursuant to Section 7.4 below. Notwithstanding the foregoing, Licensee payment(s) under this Section 3(c) will be offset and reduced by the payments made by Licensee to Dr. Peter Whitten, to be $5,000 U.S. per month.

4.       Reports and Plans

Licensee will provide updates regarding activities and plans through its reporting as a registered company under the Securities and Exchange Act of 1934, as amended, and the applicable rules of the Nasdaq stock market, as and when required.

5.       Payments

All cash amounts referred to in this Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. All payments to Licensor will be made in U.S. dollars by check or wire transfer, at Licensor’s election (Licensee to pay all wire transfer fees). Cash amounts that are not paid by Licensee when due will accrue a late charge from the due date until paid, at a rate equal to 1.0% per month (or the maximum allowed by law, if less).

6.       Patent Expenses and Prosecution

Licensee will be responsible for the strategy and its execution for the prosecution and maintenance of all Patent Rights in the Territory, whereas Licensor will be responsible for the payment or reimbursement of all related expenses incurred in connection therewith, as set forth in more detail below.

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6.1       Patent Expenses. Licensor will pay all the expenses for filing, prosecuting, defending and maintaining Patent Rights in the Territory, and all such future expenses (“Patent Expenses”). Should Licensor incur such expenses in connection with the Patent Rights but is unwilling or unable to pay the same, Licensee may pay such Patent Expenses directly and seek reimbursement from Licensor for the same.

6.2       Direction of Prosecution. Licensee will develop a strategy for the prosecution and maintenance of Patent Rights in the Territory. Licensee will provide copies of all documents prepared by the Prosecution Counsel for submission to governmental patent offices to Licensor for review and comment prior to filing, to the extent practicable under the circumstances, however, (a) Licensee will maintain final authority in all decisions regarding the prosecution and maintenance of the Patent Rights in the Territory, and (b) the Prosecution Counsel remains counsel to Licensee.

6.3       Ownership. All patent applications and patents obtained by Licensee for the Patent Rights in the Territory will be in the name of Licensee and owned by Licensee.

6.4       Foreign Filings. In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign (i.e., non-U.S.) countries in the Territory as Licensee so determines in its sole and absolute discretion. In addition, with respect to pending patent application in the United Kingdom and the PCT Application, Licensor shall remain responsible for the prosecution of such applications and all expenses incurred by Licensor for filing, prosecuting, defending and maintaining the Patent Rights related to the same.

7.       Term and Termination

7.1       Term. Unless earlier terminated as provided herein, the term of this Agreement is from the Effective Date until the expiration of all patents issued under Patent Rights (if any) and the cancellation, withdrawal, or express abandonment of all patent applications under Patents Rights (if any).

7.2       Termination by Licensee. Licensee, at its option, may terminate this Agreement, provided Licensee is not in default on any of its obligations under this Agreement, by providing Licensor written notice of intent to terminate, which such termination will be effective 90 days following receipt of such notice and Termination Fee by Licensor.

7.3       Termination by Licensor. Licensor may immediately terminate this Agreement, or Licensee's rights with respect to any part of Licensed Subject Matter, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)       Licensee is in breach of any payment provision of this Agreement, and does not cure such breach within 60 days after delivery of written notice from Licensor; or

(b)       Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assists a third party in pursuing such a proceeding or action, unless Licensee or its Affiliate or Sublicensee is required to do so based on a court order or other governmental ruling.

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7.4       Other Conditions of Termination. This Agreement will terminate immediately without the necessity of any action being taken by Licensor or Licensee: (i) if Licensee becomes bankrupt or insolvent; (ii) Licensee ceases its business operations; (iii) Licensee makes an assignment for the benefit of creditors; (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise, or (vi) the Parties are unable to agree to the terms and conditions of Exhibit D and to attach and execute and final version of the same to this Agreement.

7.5       Effect of Termination. If this Agreement is terminated for any reason:

(a)       All rights and licenses of Sublicensees shall terminate upon termination of this Agreement; provided however, if the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee applicable to Sublicensee and provides Licensor with written notice thereof within 30 days after termination of this Agreement, then such Sublicense Agreement shall survive in accordance with its terms; and

(b)       Licensee (and any Affiliates) shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing Licensed Service by the effective date of termination; and

(c)       Nothing in this Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(d)       The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) shall survive any termination or expiration of this Agreement. In addition, the provisions of Section 3 (Consideration), and Paragraph 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of this Agreement.

8.       Confidentiality

8.1       Definition. “Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) under this Agreement.

8.2       Protection and Marking. All Confidential Information disclosed by Disclosing Party in tangible form, and marked “confidential” and forwarded to the Receiving Party, or if disclosed orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the Receiving Party, (ii) is to be used by the Receiving Party only as authorized in this Agreement, and (iii) shall not be disclosed by the Receiving Party, its agents or employees without the prior written consent of the Disclosing Party or as authorized in this Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under this Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, professional advisors and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. The Receiving Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the Disclosing Party’s Confidential Information as Receiving Party uses to protect its own Confidential Information, but always at least a reasonable degree of care.

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8.3       Confidentiality of Terms of Agreement. Neither Party shall disclose to any third party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to professional advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws and court orders. Notwithstanding the foregoing, the existence of this Agreement shall not be considered Confidential Information.

8.4       Disclosure Required by Court Order or Law. If the Receiving Party is required to disclose Disclosing Party's Confidential Information, or any terms of this Agreement, pursuant to the order or requirement of a court, administrative agency or other governmental body or applicable law, the Receiving Party may disclose such Confidential Information or terms to the extent required, provided that the Receiving Party shall use reasonable efforts to provide the Disclosing Party with reasonable advance notice thereof to enable the Disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to this Section 8.

8.5       Copies. The Receiving Party shall not copy or record any of the Confidential Information of the Disclosing Party, except as reasonably necessary to exercise its rights or perform its obligations under this Agreement, and for archival and legal purposes.

8.6       Continuing Obligations. Subject to the exclusions listed in Paragraph 8.7, the Parties’ confidentiality obligations under this Agreement will survive termination of this Agreement and will continue for a period of five (5) years thereafter.

8.7       Exclusions. Information shall not be considered Confidential Information of a Disclosing Party under this Agreement to the extent that the Receiving Party can establish by competent written proof that such information:

(a)       Was in the public domain at the time of disclosure;

(b)       Later became part of the public domain through no act or omission of the Receiving Party, its employees, agents, successors or assigns in breach of this Agreement;

(c)       Was lawfully disclosed to the Receiving Party by a third party having the right to disclose such information not under an obligation of confidentiality;

(d)       Was already known by the Receiving Party at the time of disclosure; or

(e)       Was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

8.8       Copyright Notice. The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder.

8.9       No Limitation on Licensor’s or Licensor’s Publication Rights. Nothing in this Section 8 shall be construed to limit Licensor’s or Licensor’s reserved right to publish the scientific findings from research related to Licensed Subject Matter, as set forth in Paragraph 2.1(c).

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9.        Infringement and Litigation.

9.1       Notification. If Licensor or Licensee becomes aware of any infringement or potential infringement of Patent Rights in the Field, each Party shall promptly notify the other of such in writing.

9.2       Licensee’s Enforcement Rights. Licensee shall enforce the Patent Rights against any infringement by a third party in the Field. Licensee shall provide Licensor with written notice of its intent to file an infringement lawsuit at least twenty (20) days before filing. Licensor shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensor in providing cooperation or joining as a party as provided in Paragraph 9.4. Any monetary recovery for actual damages or punitive or enhanced damages in excess of Licensor’s documented, third-party expenses in enforcing the Patent Rights shall be shared in equal parts by Licensee and Licensor.

9.3       Licensor's ’s Enforcement Rights. If Licensee does not file suit within six (6) months after a written request by Licensor to initiate an infringement action against an infringer in the Field, then Licensor shall have the right, in their sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with Licensor retaining all recoveries from such enforcement. If Licensor pursues such infringement action, Licensor may, as part of the resolution thereof, grant non-exclusive license rights to the alleged infringer notwithstanding Licensee’s exclusive license rights.

9.4       Cooperation between the Parties. In any infringement suit or dispute, the Parties shall cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access, after reasonable advance notice and subject to any confidentiality obligations (including but not limited to restrictions on access to patient information), to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours. If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor's prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor. With regard to payment of expenses, Licensor will make full payment to Licensee within thirty (30) days after receipt of documented, third-party expenses from Licensor.

10.       Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products and Licensed Service (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), or re-export (including any deemed re-export) the Licensed Products and Licensed Service (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, third party manufacturers, and physicians, hospitals or other healthcare providers who purchase a

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Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations. Licensee will also comply with all then-current laws and regulations of non-U.S. countries in the Territory with respect to any export or import of Licensed Products and Licensed Service.

11.       Representations and Disclaimers

11.1       Licensor Representations. Licensor represents and warrants to Licensee that to the knowledge of Licensor (i) Licensor is the owner or agent of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner identified in Exhibit A), (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in this Agreement.

11.2       Licensor Disclaimers. EXCEPT AS SPECIFICALLY SET FORTH IN PARAGRAPH 11.1, LICENSEE UNDERSTANDS AND AGREES THAT NEITHER LICENSOR NOR LICENSOR MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED SERVICE, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. NEITHER LICENSOR NOR LICENSOR MAKES ANY REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. NEITHER LICENSOR NOR LICENSOR MAKES ANY REPRESENTATION THAT THE INVENTIONS CONTAINED IN PATENT RIGHTS DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY LICENSOR. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, OR THE TECHNOLOGY RIGHTS SPECIFICALLY DESCRIBED HEREIN.

11.3       Licensee Representations. By execution of this Agreement, Licensee represents, warrants, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by or its employees to enter into this Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 and all other matters pertaining to this Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (d) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in the preamble to this Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in the preamble of this Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12.       LIMIT OF LIABILITY

IN NO EVENT SHALL LICENSOR OR ITS RESPECTIVE INVENTORS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER,

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REGARDLESS OF WHETHER THE FOREGOING OR ANY PARTY HERETO KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 13) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR'S INTELLECTUAL PROPERTY RIGHTS, LICENSEE WILL NOT BE LIABLE TO LICENSOR FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13.       Indemnification

13.1       Indemnification Obligation. SUBJECT TO PARAGRAPH 13.2, LICENSEE SHALL HOLD HARMLESS, DEFEND AND INDEMNIFY LICENSOR AND ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (“INDEMNIFIED PARTIES”) FROM AND AGAINST ANY LIABILITIES, DAMAGES, CAUSES OF ACTION, SUITS, JUDGMENTS, LIENS, PENALTIES, FINES, LOSSES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND OTHER EXPENSES OF LITIGATION) (COLLECTIVELY THE “LIABILITIES”) RESULTING FROM CLAIMS OR DEMANDS BROUGHT BY THIRD PARTIES AGAINST AN INDEMNIFIED PARTY ON ACCOUNT OF ANY INJURY OR DEATH OF PERSONS, DAMAGE TO PROPERTY, OR ANY OTHER DAMAGE OR LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OR PRACTICE BY OR UNDER AUTHORITY OF LICENSEE, ITS AFFILIATES OR THEIR SUBLICENSEES, OR THIRD PARTY WHOLESALERS OR DISTRIBUTORS, OR THIRD PARTIES WHO PURCHASE A LICENSED PRODUCT OR LICENSED SERVICE, OF THE RIGHTS GRANTED BY LICENSOR UNDER THIS AGREEMENT.

13.2       Conditions of Indemnification. Licensee shall have no responsibility or obligation under Paragraph 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct of Licensor. Obligations to indemnify and hold harmless under Paragraph 13.1 are subject to: (a) the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) the Indemnified Party providing the assistance reasonably requested by Licensee, at Licensee’s expense.

14.       [Reserved.]

15.       Assignment

This Agreement may be assigned by Licensee, in whole or in part, in its sole and absolute discretion, with written notice to Licensor of each occurrence of the same naming the party(ies) and the extent to which Licensee remains liable for the obligations of Licensee under this Agreement.

16.       Marking and Compliance

16.1       Patent Markings. Licensee shall assure that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, that the accompanying outer box or product insert for Licensed Products is marked accordingly.

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16.2       Governmental Approvals and Marketing of Licensed Products and or Licensed Service. Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3       Foreign Registration and Laws. Licensee shall register this Agreement with any foreign governmental agency that requires such registration and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting this Agreement or the Sale of Licensed Products and Licensed Service to the extent there is no conflict with United States law, in which case United States law will control.

17.       Use of Name

Licensee will not use the name, trademarks or other marks of Licensor, System, Licensor, or any of their respective employees or Regents, without the advance written consent of Licensor. Licensor may use Licensee’s name and logo for annual reports, brochures, website and internal reports without prior consent.

18.       Notices

Any notice of the Parties required or permitted to be given or made under this Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the mailing address set forth below (unless changed by written notice pursuant to this Paragraph 18.1).

Licensee Contact Information	Licensor Contact Information
Contact for Notice Attn: Tom Emmitt, CEO Address: 387 Corona St., Suite 555 Denver, CO 80218	Contact for Notice Attn: President Address: 25 Berengaria 25 Spyrou Araouzou, 4th floor 3036 Limassol Cyprus

Each Party shall update the other Party in writing with any changes in its contact information.

19.       General Provisions

19.1       Binding Effect. This Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2       Construction of Agreement. Headings are included for convenience only and will not be used to construe this Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement.

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19.3       Counterparts and Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.4       Compliance with Laws. Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.5       Governing Law; Jurisdiction and Venue. This Agreement will be construed and enforced in accordance with laws of the U.S. and the State of California, without regard to any choice of law and/or conflicts of law principles which would otherwise refer to and apply the laws of another jurisdiction. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the other agreements referred to herein, shall be instituted in the federal courts of the United States of America or the courts of the State of California, in each case located in the City of Los Angeles and County of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

19.6       Modification. Any modification of this Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7       Severability. If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of this Agreement remains enforceable.

19.8       Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns.

19.9       Waiver. Neither Party will be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under this Agreement shall operate as a waiver thereof.

19.10       Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.11       Force Majeure. 1.1 Definition of Force Majeure

(a)       In this Section 19.11, “Event of Force Majeure” means an event beyond the control of the Parties, which prevents a Party from complying with any of its obligations under this Agreement, including but not limited to: (i) act of God (such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods); (ii) war, hostilities (whether war be declared or not), invasion, act of foreign enemies, mobilization, requisition, or embargo; (iii) rebellion, revolution, insurrection, or military or usurped power, or civil war; (iv) contamination by radio-activity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly; (v) riot, commotion, strikes, go slows, lock outs or disorder; or (vi) acts or threats of terrorism.

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(b)       Neither Party shall be considered in breach of this Agreement to the extent that performance of their respective obligations (excluding payment obligations) is prevented by an Event of Force Majeure that arises after the Effective Date.

20.        No Other Promises and Agreements; Representation by Counsel

Licensee hereby expressly states, warrants and represents that no promise or agreement which is not herein expressed has been made to Licensee in executing this Agreement except those explicitly set forth herein, and that Licensee is not relying upon any statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

LICENSOR:

Cell Science LTD.

By: __________________________

Name: ________________________

Title: _________________________

Date: _________________________, 2018

LICENSEE:

Bakhu Holdings, Corp.

By: ___________________________

Name: _________________________

Title: __________________________

Date: __________________________ , 2018

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EXHIBIT A

PATENT RIGHTS AND INVENTORS

1.       UK Application No. 1717554.8 – filed October 25, 2017.

2.       PCT Application No. PCT/EP2018/077149 – filed October 5, 2018.

3.       To be filed U.S. Patent Application based on 1 and 2 above, application number to be supplied and included in this Exhibit A upon filing and receipt.

Names of Inventors:

Dr. Peter Whitton

Geoffrey Dixon

Karl Watkin

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EXHIBIT B

STOCK PURCHASE AGREEMET FOR SECTION 3(A)

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EXHIBIT C

SHAREHOLDERS AGREEMENT FOR SECTION 3(B)

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EXHIBIT D

LAB TESTING REQUIREMENTS FOR SECTION 3.(C)

Mentone Science planned demonstration of application of proprietary science and processes at commercial scale within standards of agreed efficacy.

The Parties (as defined therein) to the Patent and Technology License Agreement (the “Agreement”) all agree that a commercial scaled demonstration of the Mentone Science is necessary to satisfy the claims of the inventors, and to set the economic value of the transaction which contemplates a cash and equity payment to the inventors.

To this specific end, the Parties agree that the “lab testing” referred to in Section 3(c) of the Agreement shall have the following attributes, and target delivering the results set forth hereinbelow, and the delivery of such results shall demonstrate, for purposes of this Exhibit D and the terms of the Licensing Agreement, acceptable “efficacy” of the Mentone proprietary science for commercial and licensing purposes. (hereinafter “Efficacy Demonstration”).

Overall objective: The end product, in quantity, and quality shall meet the representative claims, oral and written, provided by the principals of Mentone, summarized below:

A.	Representative Claims and Proposed Actions and Duties of the Inventors:
1.	General Claim: Mentone proprietary science and processes may be utilized to dissect a cell of a cannabis donor plant that has a measurable THCG and CBDG percentage level, and thereafter grow duplicate cells in a laboratory commercial application over a combined period of 18 to 24 weeks, so that each grow process, utilizing a 5,000 liter bioreactor will produce, after filtering, and drying, 90 KG or 187 pounds of powdered cells with the same percentage of THCG and CBDG as the donor cell.
2.	Specific Claim: Mentone science and process may be utilized to dissect a donor cell from a cannabis plant, with a lab tested and verified beginning THCG and CBDG levels, re-produce that cell to a flask level within six to eight weeks, and thereafter reproduce that cell culture from flask to a 50 liter seed culture to be added to a 5000 liter bioreactor (or in alternative, five 1000 liter disposable bioreactor containers) with the 50 liter of cells containing the identical levels of THCG and CBDG as the original donor cell.
3.	Specific Claim: Mentone Science processes may be utilized to add a 50 liter seed culture to a 5,000 liter medium culture, and in approximately six to eight weeks of cell growth process, harvest through a Mentone science process of filtering, approximately 500 liters of production cells, which are then laboratory dried to approximately 90KG (187 lbs.) of powdered cells, and these end product dried cells shall contain the same THCG and CBDG percentages as the donor cell, and the cells in the 50 liter seed culture originally added to the bioreactor(s) at the beginning of the growth cycle. (Paragraph 2 and 3 combined as the “Efficacy Demonstration”).
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4.	Specific Claim: The Mentone science team, and their retained professionals can design a commercial production laboratory, which shall be sized initially at two (2) bioreactors of 5,000 liters each (potentially comprised of five (5) 1,000 liter disposable bioreactor bladders), and all necessary supporting equipment for the laboratory, and the production facility (as needed for mixing, seed culturing, sterilization, drying, and packing) and thereafter oversee the construction and testing of such a facility, and coincidently, prepare all necessary handbooks and supporting process documentation, that will result in a documented demonstration of the commercialization of the Mentone science process more fully described in paragraph 1 above.
5.	Specific Claim: The Mentone science team, and their retained professionals and contractors will oversee the construction and equipping of the proposed laboratory, and production facility in a site selected and provided by Licensee, including the selection of all equipment and supporting material necessary to complete the laboratory and production facility to the written standards of the Mentone Science team.
6.	Specific Duties: The equipment, necessary contractors, labor, permits, insurance, and improvements to procure and prepare the lab and production facility will be paid for and owned by Licensee. Additionally, all supplies, utilities, security, and any fees or expenses common to operation of a lab and a production facility shall be paid by Licensee during the Efficacy Demonstration.
7.	Specific Duty: The Mentone science team, and their retained professionals will administer any testing, adjusting, and operational exercise required to ready the laboratory and production facility for this specific “efficacy demonstration”.
8.	Specific Duty: The Mentone Science team will select the plant(s) to be utilized as the donor plants for the Efficacy Demonstration from a resource provided by Licensee.
9.	Specific Duty: The Mentone Science team will dissect and test the “donor” cell for the level of THCG and CBDG.
10.	Specific Duty: The Mentone Science team will distribute selected cells to a third-party lab to affirm the percentage of THCG and CBDG in the donor cells at the initiation of the culture growing process, with the lab test cost paid by Licensee.
11.	Specific Duty: The Mentone science team will dissect and grow the flask of cells, which will then be utilized to grow the 50 liters of cells for Bioreactor One Production cycle, and when this process is complete, begin the cell production cycle for Bioreactor One.
12.	Specific Duty: The Mentone science team will dissect and grow the flask of cells, which will be utilized to grow the 50 liters of cells for Bioreactor Two Production cycle, and when this process is complete, begin the cell production cycle for Bioreactor Two. It is assumed that the Mentone science team may make adjustments to the processes utilized for the second demonstration utilizing Bioreactor Two.
13.	Specific Duty: At the end of the production cycle, the Mentone Science team will harvest the production cells from each bioreactor, filter the harvested cells, dry the harvested cells, and test the end product cells for to ascertain if the desired result as set forth in Paragraph One has been achieved.
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14.	Specific Duty: The Mentone Science team shall make available to a third-party test lab of Licensee’s choosing sufficient quantities of the produced harvested and dried cells from Bioreactor One process and Bioreactor Two process to allow that third party testing lab to verify the stated claims and representations of the Mentone Science team lab tested results.
15.	Specific Agreement: Only the third-party lab tested results shall be utilized to ascertain if the claims of the Mentone science team are verified.
16.	Specific Agreement: The third-party lab tested results from the second bioreactor test of the Mentone Science process shall be utilized to determine efficacy of the Mentone Science process unless the results from Bioreactor One test prove superior to Bioreactor Two test.
17.	Specific Detail on the Acceptable “Standard Result”: The efficacy demonstration of the Mentone Science and process as set forth generally in paragraph 1 above is herein defined as: The cells produced, harvested and dried during the full cycle of the Mentone Science process contain at least 90% of the levels of THCG and CGDG as the donor cell, with this result affirmed by a third party testing lab, and this result is achieved at a projected utility and supplies cost of $.10 per graham. This result, for purposes of this Agreement, is the “Standard Result” claimed by the inventors and acceptable to the Parties.
18.	Specific Agreement: Any result at variance, in either a reduced percentage of THCG, and or CBDG, or both, or a measurable increase in cost, with the aforementioned Standard Result will trigger a pro-rata reduction in the consideration to be paid as set forth in Section 3(a) of the Agreement, and in the number of shares of Licensee to be granted to the Licensor, as set forth in Section 3(a) of the Agreement with the exact percentage to be issued set forth in that table below..
19.	Specific Notice: Results at significant variation with the “Standard Result” devalue the science for licensing and production purposes, and depending on the variation, render the science commercially valueless.
20.	Specific Agreement: The Parties agree to the table below as the guideline for affirmation of, and or reduction of price paid in cash and equity to Cell Science under this Agreement.
21.	Issue of Shares: Issuance of shares to Licensor. The proposed issuance of Common Shares (as defined in the Agreement) as well as the prospect of a “ratchet” reduction in Licensee Common Shares is agreed by the Parties as follows.

In the event the Efficacy Demonstration meets the percentage set forth below, Licensee will issue shares as noted per the terms of this Agreement.

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% target achieved	100	90	80	70	60	50
% shares granted	100	100	90	70	60	50

For any result of less than 50% efficacy, no shares of Licensee are issued at the end of the first Efficacy Demonstration test period.

Extension of the Efficacy Demonstration Period: In the event that anything less than a 90% Efficacy Demonstration is achieved during the test, it is agreed by the Parties that Mentone Science team may extend the efficacy test period, adding an additional test cycle with one or both bioreactors, and make adjustments to their proprietary process to attempt to achieve the claimed results and achieve a 90% Efficacy Demonstration.

For that period that this expanded test is in process, any of the unissued shares for achieving less than a 90% Efficacy Demonstration, shall be reserved and held unissued by Licensee for potential issuance if the expanded tests improve the efficacy results. This is agreed so that the Mentone Science team may attempt to improve the results by potentially working the remaining “bugs” in the system so improvements in yield may occur.

From the Mentone Science team. “This (extension whilst unissued shares remain reserved but unissued) is because as this is a new process and cannot be expected to work perfectly as soon as it is turned on but will inevitably have a few teething problems to overcome until we get full efficiency.”

LICENSOR:

Cell Science LTD.

By: ___________________________

Name: _________________________

Title: __________________________

Date: __________________________, 2018

LICENSEE:

Bakhu Holdings, Corp.

By: ____________________________

Name: __________________________

Title: ____________________________

Date: ____________________________, 2018

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